Exhibit 10.1
PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into between LIBERTY SELF STOR, LTD., an Ohio limited liability company (“Seller”) and RICHARD M. OSBORNE, TRUSTEE (“Purchaser”) as of the 30th day of January, 2008 (the “Effective Date”).
ARTICLE 1 — PROPERTY
     Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and Purchaser agrees to purchase the following: those parcels of land located in Ravenna, Ohio, known as Permanent Parcel Numbers 31-210-00-00-012-000 and 31-210-00-00-014-00, which are more particularly described on Exhibit “A” attached hereto, together with all rights, appurtenances, privileges, licenses and easements pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or right of ways (collectively, the “Property”);
ARTICLE 2 — PURCHASE PRICE
     The total purchase price for the Property shall be Two Hundred Four Thousand Seven Hundred Sixty-One Dollars and 50/100 ($204,761.50) (the “Purchase Price”) , as increased or decreased by prorations or adjustments as herein provided, payable in cash at Closing.
ARTICLE 3 — PURCHASER’S INSPECTIONS/INDEMNIFICATION/SELLER’S
DELIVERIES
     A. Upon execution of this Agreement, Seller shall arrange access to all areas of the Property to enable Purchaser and its agents to enter the Property and to conduct inspections, tests, borings, and/or surveys. In the event that this transaction does not close, then the Purchaser shall repair any damage to the Property caused by the Purchaser’s investigation, tests and/or studies. If Purchaser, in his sole discretion, is not satisfied with his findings in connection with the investigation, then Purchaser may terminate this Agreement by written notice to Seller, in which event Purchaser shall pay all title and escrow charges due to date, and thereupon all parties shall be relieved of further obligations hereunder.
     B. Seller’s Deliveries. Within five (5) days of the date of this Agreement, Seller shall deliver to Purchaser the following documents that are within Seller’s possession or control:
(i)	Seller’s current title policy;

(ii)	Any environmental or geotechnical reports or wetlands study pertaining to the Property;

(iii)	Any existing survey of the Property;

(iv)	All leases, subleases and other contracts relating to the Property (and correspondence file, relating hereto);
ARTICLE 4 — TITLE TO PREMISES
     A. Seller shall convey insurable (with all standard exceptions deleted) and marketable title to the Property to Purchaser by General Warranty Deed (the “Deed”), with dower rights released, warranting title to be free and clear of all liens and encumbrances whatsoever except (i) matters of public record that do not materially adversely affect the value of the Property, or Purchaser’s intended use of the Property, (ii) zoning ordinances, (iii) taxes and assessments not yet due and payable (the “Permitted Exceptions”), and (iv) the Leases and the Contracts. Seller shall deliver the Property to Purchaser on the Closing Date free and clear of all encumbrances.
     B. Upon execution of this Agreement by Seller, Seller shall obtain a commitment (the “Commitment”) issued by Lake County Title Company, 8500 Station Street, Suite 285, Mentor, Ohio, Attention: Thomas R. Flenner (the “Escrow Agent”) for an ALTA Owner’s Title Insurance Policy Form 1970B, if available (the “Title Policy”) in an amount equal to the Purchase Price showing title to the Property in Seller and naming Purchaser as the proposed insured. The Commitment shall be accompanied by copies of all documents listed as exceptions to title or otherwise affecting title to the Seller’s Parcel. Purchaser, may obtain an ALTA survey (the “Survey”) which shows the location of the Property and all easements, rights of way and other matters contained in the Schedule B exceptions to the Commitment which are capable of being shown on the Survey (the Survey and all documents evidencing exceptions to title are hereinafter referred to as the “Related Documents”).
     C. Purchaser shall have thirty (30) days after receipt of the Commitment and Related Documents to review title to the Property. If Purchaser notifies Seller that it does not approve of any title exceptions within said thirty (30) day period, Seller shall then have fifteen (15) days in which to resolve such objections and shall undertake to do so in good faith, but shall not be required to do so except for the discharge of liens and encumbrances, which Seller may pay at Closing. If Seller does not satisfactorily resolve such objections, then Purchaser, at its option, may either (i) terminate this Agreement within fifteen (15) days from receipt of Seller’s written notice stating that such objection has not been resolved, in which event Seller shall pay escrow and title charges incurred to date, and thereupon the parties shall be relieved of all further obligations hereunder, or (ii) waive the objection and accept title at Closing with such objection, without any reduction in the Purchase Price.
     D. From and after the date of execution of this Agreement by Seller, Seller shall not:

(i)	Permit any new or additional third party to adversely affect Seller’s title to the Property and will not permit any new or additional exceptions to title to be created except those which will be removed at or prior to the Closing Date; or

(ii)	Enter into any contracts or agreements pertaining to the Property that are not cancelable upon thirty (30) days notice.
ARTICLE 5 — CLOSING/CONTINGENCIES
     A. The Closing Date shall be on a date mutually agreeable to the parties, which date shall be no later than ninety (90) days after the Effective Date of this Agreement.
     B. At Closing, (or prior thereto as hereinafter specified), Seller shall:
(i)	Deposit with the Escrow Agent at least one (1) business day prior to Closing the Deed in a recordable form, conveying the Property, subject only to the permitted exceptions; and

(ii)	Deliver to Purchaser and the Escrow Agent an Affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Investment and Real Property Tax Act of 1980 and the 1984 Tax Reform Act.
     C. At Closing (or prior thereto) if hereinafter specified, Purchaser shall:
(i)	At least one (1) business day prior to Closing, deposit with the Escrow Agent for payment to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available funds;

(ii)	Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.
     D. The following shall be apportioned by the Escrow Agent with respect to the Property on the Closing Date, as if the Purchaser were vested with title to the Property during the entire day upon which Closing occurs:
(i)	Real property taxes and incurring installment of special assessments, if any, levied against the Property;

(ii)	If applicable, Seller shall cause final water, sewer, gas, electric and other utility meter readings to be made as of the Closing Date or as close thereto as reasonably possible, and shall cooperate so as to cause such utilities to be transferred to

Purchaser without interruption of service. Seller shall pay the final bills rendered by each such utility. Purchase shall post any deposits required by the utility company. The Escrow Agent shall have no responsibility for the proration of any such utility charges. Seller’s obligations to pay and final utility bills shall survive Closing.
     E. The obligation of Purchaser to consummate the transaction hereunder shall be subject to all of the following conditions being satisfied on or before the Closing Date, any or all of which may be waived by Purchaser in its sole discretion:
(i)	Seller shall have delivered to Purchaser or deposited with the Escrow Agent, as the case may be, all of the items required to be delivered to Purchaser or deposited with Escrow Agent pursuant to the terms of this Agreement.

(ii)	All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(iii)	Seller shall have performed and observed all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.
ARTICLE 6 — REPRESENTATIONS AND WARRANTIES OF SELLER
     A. As a material inducement for Purchaser to enter into this Agreement, Seller represents and warrants as follows:
(i)	Authority. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The individual executing this Agreement on behalf of Seller has authorization to do so.

(ii)	Pending Actions. There are no actions, suits, arbitrations, unsatisfied orders or judgments, governmental investigations or proceedings pending of threatened against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which could, in any material way, interfere with the consummation by Seller of the transaction contemplated by this Agreement.

(iii)	Contracts. There are no contracts for services, supplies or the like relating to the ownership, operation or management of the Property.

(iv)	No Violations. The Property is not in violation of any fire, health, building, use, occupancy or zoning laws.

(v)	Condemnation. No condemnation proceedings relating to the Property are pending or threatened.

(vi)	Mechanic’s Liens. As of the Closing Date, there are no outstanding contracts for any improvements to the Property that have not been fully paid for and Seller shall cause to be discharged all mechanic’s or materialmens liens arising from a labor or material supplier to the Property prior to the Closing Date, and

(vii)	Environmental. The Property does not contain any underground storage tanks, asbestos, environmental contamination, or environmentally hazardous waste.
     B. The representations and warranties set forth in ARTICLE 7A are true and correct on the date of this Agreement, shall be true and correct on the Closing Date, and shall survive the Closing.
ARTICLE 7 — COVENANTS OF SELLER
     Seller shall not create any liens, encumbrances, defects in title, restrictions or easements (other than permitted encumbrances) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.
ARTICLE 8 — CLOSING AND ESCROW CHARGES
     A. Escrow Agent shall file the Deed for record on the Closing Date.
     B. The Escrow Agent shall deliver to Purchaser the Deed, Purchaser’s title insurance policy, other documents due Purchaser, and all funds remaining to the credit of Purchaser after charging Purchaser with:
(i) The cost of recording the Deed;
(ii) All costs associated with any mortgage loan obtained by Purchaser;
(iii) One-half (1/2) of the escrow fee; and
(iv) Amounts due Seller by reason of prorations hereunder.

     C. The Escrow Agent shall deliver to Seller the balance of the funds in its possession to the credit of Seller after charging Seller and deducting from such funds:
(i)	The cost of the Transfer Tax and any other transfer or conveyance fee;

(ii)	One-half (1/2) of the escrow fee;

(iii)	Amounts due Purchaser by reason of prorations hereunder; and

(iv)	The cost of the title examination and issuance of the Commitment and the premium cost to obtain an Owner’s Policy in the amount of the Purchaser Price.
     D. Escrow Agent shall prepare a HUD Settlement Statement and deliver it to Purchaser and Seller for their approval prior to Closing.
ARTICLE 9 — BROKER
     The parties represent to each other that no real estate brokers or agents were involved in this transaction. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder, by, through or on account of any acts of said party or its representatives, said party will indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing.
ARTICLE 10 — RISK OF LOSS
     In the event of any material loss or damage to the Property prior to the Closing Date, Purchaser shall have the option to terminate this Agreement by written notice to Seller. If Purchaser elects not to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of loss or damage, then Purchaser shall perform any necessary repairs or, at Seller’s option, (i) assign to Purchaser all of Seller’s rights, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards related to the Property and (ii) in the case of a casualty, pay Purchaser an amount equal to the deductible on Seller’s applicable casualty insurance policy. In the event that Seller elects to perform repairs upon the Property, Seller shall use real efforts to complete such repairs promptly and the Closing Date shall be extended by a reasonable time, not to exceed sixty (60) days in order to allow for the completion of such repairs. If Seller elects to assign is casualty claim to Purchaser, then the Purchase Price shall be reduced by an amount equal to the deductible not under Seller’s insurance policy.

ARTICLE 11 — REMEDIES
     A. If Seller breaches any of its covenants, agreements, representations, or warranties, then provided such breach has not been cured within thirty (30) days after written notice thereof, Purchaser may:
(i)	Declare this Agreement terminated, in which event Seller shall pay all title and escrow charges incurred, and the parties shall be released of all further liability hereunder; or

(ii)	Enforce specific performance of Seller’s obligations; and/or

(iii)	Seek monetary damages.
     B. In the event Purchaser defaults in its obligations and provided such default has not been cured within thirty (30) days after written notice thereof, then this Agreement shall terminate and Purchaser shall pay all title and escrow charges incurred, and the parties shall be released of all further liabilities hereunder, with the Seller specifically waiving any other legal or equitable remedies.
ARTICLE 12 — MISCELLANEOUS
     A. This instrument constitutes the entire agreement between the parties hereto with respect to the transaction herein contemplated and shall not be modified unless in writing and signed by all parties hereto.
     B. Any notice required hereunder shall be deemed duly given upon receipt or refusal if delivered personally, sent by national overnight courier, or mailed by registered or certified United States Mail, return receipt requested, postage prepaid or sent by facsimile transmission (with confirmed transmission receipt) and addressed or transmitted as follows:

if to Purchaser:	if to Seller:
Richard M. Osborne, Trustee 8500 Station Street, Suite 113 Mentor, Ohio 44060 Fax No. (440) 255-8645 ATTN: Richard M. Osborne	Liberty Self Stor, Ltd. 8500 Station Street, Suite 100 Mentor, Ohio 44060 Fax No. (440) 974-0844 Attn: Gregory J. Osborne

with copy to:
DWORKEN & BERNSTEIN CO., LPA 60 South Park Place Painesville, Ohio 44077 Attn: Jodi Littman Tomaszewski, Esq. Fax No. (440) 352-3469
     C. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Purchaser may assign its rights and obligations hereunder to any third party, provided that Purchaser shall remain fully liable for all of its obligations hereunder.
     D. Each term, covenant, and condition contained herein shall remain in full force and effect until the same has been fully performed.
     E. Seller and Purchaser agree to cooperate in furtherance of this transaction and to execute any and all documents reasonably required to consummate this transaction. In the event of a dispute between the parties, the prevailing party shall be entitled to reimbursement for its costs, including reasonable attorney fees incurred as a result of such dispute.
     F. This Agreement shall be construed in accordance with the laws of the State of Ohio. Any lawsuit relating to or arising out of this Agreement shall be exclusively venued in the Lake County Court of Common Pleas. In case any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect for any reason, that such invalidity, illegality or unenforceability shall not affect any other provisions of this agreement.
     G. Risk of loss to any improvements located on the Property or to the Property shall remain with the Seller until transfer of possession to the Purchaser, which shall be on the Closing Date.
     H. The date of this Agreement shall be the last date of execution by either of the parties. In the event any deadline under this Agreement falls on a Saturday, Sunday or legal holiday, it shall be automatically extended until the next business day.
     I. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which any period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

     J. This Agreement may be executed in two (2) or more counterparts, and it shall not be necessary that any one of the counterparts be executed by all of the parties. Each fully or partially executed counterpart shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.
     K. The parties hereto hereby acknowledge and agree that the firm of Dworken & Bernstein Co., LPA and attorney Jodi Littman Tomaszewski represent Purchaser in connection with the negotiation and consummation of the transaction that is the subject of this Agreement. Liberty Self Stor hereby waives any conflict of interest with respect to any such representation, and has also been advised that it has the right to secure its own legal counsel in connection with this transaction.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.
PURCHASER:
RICHARD M. OSBORNE, TRUSTEE

By:	/s/ Richard M. Osborne, Trustee
Richard M. Osborne

SELLER:
LIBERTY SELF STOR, LTD.
an Ohio limited liability company,
By: Liberty Self Stor, an Ohio General Partnership
By: John D. Oil and Gas Company
General Partner of Liberty Self Stor

By:	/s/ Gregory J. Osborne
Gregory J. Osborne, President of John
D. Oil and Gas Company

STATE OF OHIO	)
	)	SS:
COUNTY OF LAKE	)
     BEFORE ME, a Notary Public in and for said County and State, did personally appear the above-named RICHARD M. OSBORNE, TRUSTEE, by Richard M. Osborne, who acknowledged to me that he did sign the foregoing instrument and that the same is his free act and deed as Trustee.
     IN WITNESS WHEREOF, I have hereunto set my hand and official seal at                     , Ohio, this ___day of                     , 2007.

NOTARY PUBLIC

STATE OF OHIO	)
	)	SS:
COUNTY OF LAKE	)
BEFORE ME, a Notary Public in and for said County and State, did personally appear the above-named LIBERTY SELF STOR, LTD., by Gregory J. Osborne as President of John D. Oil and Gas Company as General Partner of Liberty Self Stor who acknowledged to me that he did sign the foregoing instrument and that the same is his free act and deed on behalf of said limited liability company.
     IN WITNESS WHEREOF, I have hereunto set my hand and official seal at                     ,                     , this ___day of                     , 2007.

NOTARY PUBLIC

EXHIBIT “A”
LEGAL DESCRIPTION